Filed Pursuant to Rule 433
Registration No. 333-259121

Final Term Sheet
June 17, 2024

THE HOME DEPOT, INC.

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	June 17, 2024

Settlement Date (T+5):
June 25, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade the Notes prior to one business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

$900,000,000 5.100% Notes due December 24, 2025
$1,500,000,000 5.150% Notes due June 25, 2026
$1,000,000,000 4.875% Notes due June 25, 2027
$1,250,000,000 4.750% Notes due June 25, 2029
$1,000,000,000 4.850% Notes due June 25, 2031
$1,750,000,000 4.950% Notes due June 25, 2034
$1,500,000,000 5.300% Notes due June 25, 2054
$500,000,000 5.400% Notes due June 25, 2064

Title of Securities:	5.100% Notes due December 24, 2025	5.150% Notes due June 25, 2026	4.875% Notes due June 25, 2027	4.750% Notes due June 25, 2029	4.850% Notes due June 25, 2031	4.950% Notes due June 25, 2034	5.300% Notes due June 25, 2054	5.400% Notes due June 25, 2064

Principal Amount:	$900,000,000	$1,500,000,000	$1,000,000,000	$1,250,000,000	$1,000,000,000	$1,750,000,000	$1,500,000,000	$500,000,000

Maturity Date:	December 24, 2025	June 25, 2026	June 25, 2027	June 25, 2029	June 25, 2031	June 25, 2034	June 25, 2054	June 25, 2064

Treasury Benchmark:	4.875% due May 31, 2026	4.875% due May 31, 2026	4.625% due June 15, 2027	4.500% due May 31, 2029	4.625% due May 31, 2031	4.375% due May 15, 2034	4.250% due February 15, 2054	4.250% due February 15, 2054

Benchmark Yield:	4.759%	4.759%	4.495%	4.297%	4.271%	4.273%	4.406%	4.406%

Spread to Benchmark:	40 bps	45 bps	50 bps	60 bps	70 bps	80 bps	100 bps	110 bps

Reoffer Yield:	5.159%	5.209%	4.995%	4.897%	4.971%	5.073%	5.406%	5.506%

Price to Public:	99.916%	99.889%	99.669%	99.355%	99.292%	99.045%	98.435%	98.294%

Coupon:	5.100% per annum	5.150% per annum	4.875% per annum	4.750% per annum	4.850% per annum	4.950% per annum	5.300% per annum	5.400% per annum

Interest Payment Dates:	Semi-annually on each June 24 and December 24, commencing on December 24, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.	Semi-annually on each June 25 and December 25, commencing on December 25, 2024.

Optional Redemption:	Make-whole call at T+10 bps.	Make-whole call at T+10 bps.	Prior to May 25, 2027, make-whole call at T+10 bps; par call on and after May 25, 2027.	Prior to May 25, 2029, make-whole call at T+10 bps; par call on and after May 25, 2029.	Prior to April 25, 2031, make-whole call at T+15 bps; par call on and after April 25, 2031.	Prior to March 25, 2034, make-whole call at T+15 bps; par call on and after March 25, 2034.	Prior to December 25, 2053, make-whole call at T+15 bps; par call on and after December 25, 2053.	Prior to December 25, 2063, make-whole call at T+20 bps; par call on and after December 25, 2063.

Day Count Convention:	30/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360

CUSIP/ISIN:	437076CX8 / US437076CX85	437076CZ3 / US437076CZ34	437076DB5 / US437076DB56	437076DC3 / US437076DC30	437076DD1 / US437076DD13	437076DE9 / US437076DE95	437076DF6 / US437076DF60	437076DG4 / US437076DG44

$600,000,000 Floating Rate Notes due December 24, 2025

Title of Securities:	Floating Rate Notes due December 24, 2025 (the “Floating Rate Notes”)

Principal Amount:	$600,000,000

Maturity Date:	December 24, 2025

Interest Rate Basis:	Compounded SOFR (as defined in the Preliminary Prospectus Supplement dated June 17, 2024)

Spread:	33 bps

Interest Payment Dates:	Quarterly on March 24, June 24, September 24 and December 24, commencing September 24, 2024

Interest Reset Dates	Each Interest Payment Date, commencing September 24, 2024

Initial Interest Determination Date:	September 20, 2024

Interest Determination Date:	Second U.S. Government Securities Business Day prior to each Interest Reset Date

U.S. Government Securities Business Day:	A “U.S. Government Securities Business Day” is any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities

Initial Rate Determination:	Compounded SOFR determined on September 20, 2024 plus the Spread, accruing from and including June 25, 2024 to but excluding the first Interest Payment Date, calculated as described in the Preliminary Prospectus Supplement dated June 17, 2024

Price to Public:	100.000%

Redemption:	The Floating Rate Notes shall not be redeemable prior to their maturity.

Day Count Convention:	Actual/360

CUSIP/ISIN:	437076CY6 / US437076CY68

Joint Book-Running Managers:	J.P. Morgan Securities LLC
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Mizuho Securities USA LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Truist Securities, Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Siebert Williams Shank & Co., LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) J.P. Morgan Securities LLC collect at 212-834-4533, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322, (iii) Goldman Sachs & Co. LLC at 1-866-471-2526, or (iv) Morgan Stanley & Co. LLC at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.